ADMINISTRATION AGREEMENT


         This Agreement, dated as of the 10th day of August, 1992 made by and among FIRST INVESTORS SERIES FUND II, INC., a corporation duly organized and existing under the laws of the State of Maryland (the "Fund"), on behalf of its separate, designated series presently existing or hereafter established (hereinafter the "Series"); and ADMINISTRATIVE DATA MANAGEMENT CORP., a corporation duly organized and existing under the laws of the State of New York ("ADM").

                                WITNESSETH THAT:

         WHEREAS, ADM has agreed to act as transfer agent to the Series, as their dividend disbursing agent, and as administrator of the Dividend Reinvestment, Share Accumulation and Systematic Withdrawal Accounts of the Series ("Plans" as defined in Section 21 hereof), and ADM has also agreed to act for the Series in other respects as hereinafter stated; and

         WHEREAS, the parties hereto desire to set forth certain terms relating to the activities of ADM under this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                               THE TRANSFER AGENCY

         Section 1. The Fund hereby appoints ADM as the Series' transfer agent and ADM accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement.

         Section 2. ADM will maintain stock registry records in the usual form in which it will note the issuance and redemption of shares and the issuance and transfer of share certificates and is also authorized to maintain an account entitled Unissued Share Certificate Account in which it will record the shares and fractions thereof issued and outstanding from time to time for which issuance of share certificates is deferred. ADM is also authorized to keep records, which will be part of the stock transfer records, as well as its records of the Plans, in which it will note the names and registered addresses of Planholders (as defined in Section 21 hereof), and the number of shares and fractions thereof from time to time owned by them for which no share certificates are outstanding. Each shareholder whether he or she holds one or more share certificates will be assigned a single account number.


         Section 3. Whenever shares are purchased for Planholders, the Fund authorizes ADM to dispense with the issuance and


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countersignature of share certificates. In such case ADM, as transfer agent, shall merely note on its stock registry records the issuance of the shares and fractions thereof (if any), shall credit the proper Unissued Share Certificate Account with the shares and fractions thereof to the respective Planholders. Likewise, whenever ADM has occasion to surrender for redemption shares and fractions thereof owned by Planholders, it shall be unnecessary to issue share certificates for redemption purposes. The Fund authorizes ADM in such cases to process the transactions by appropriate entries in its stock transfer accounts and debiting of the Unissued Share Certificate Account and the record of shares outstanding. Whenever Planholders are entitled to the issuance of share certificates for shares held under Plans, the Fund authorizes ADM as transfer agent, to countersign share certificates for issuance and delivery and to debit the Unissued Certificate Account.

         Section 4. ADM in its capacity as transfer agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for the Series. ADM may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, share certificate or other instrument or paper reasonably believed by it to be genuine and unaltered and to have been signed, counter-signed or executed by a duly authorized person or persons or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for ADM. ADM shall be protected in any action it takes or does not take in reliance upon directions, advice or written instructions it receives from the Fund or from counsel in accordance with this Agreement and which ADM believes, in good faith, to be consistent with those directions, advice or written instructions.

         Nothing in this section shall be construed to impose an obligation upon ADM (1) to seek such directions, advice or written instructions or (2) to act in accordance with such directions, advice or written instructions unless, under the terms of other provisions of this Agreement, the same is a condition of ADM's properly taking or not taking such action. Nothing in this subsection shall excuse ADM when an action or omission on the part of ADM constitutes willful misfeasance, bad faith, negligence or reckless disregard by ADM of any duties, obligations or responsibilities provided for in this Agreement.

                        THE DIVIDEND DISBURSEMENT AGENCY

         Section 5. Upon declaration of each dividend and each securities profit distribution by the Board of Directors of the Fund on behalf of any Series, the Fund shall notify ADM of the date of such declaration, the amount payable per share, the record date for determining the shareholders entitled to payment, the payment date, the date for issuance of shares as dividends, and the price

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which is to be used to issue such shares. In the case of dividends and securities profit distributions issued in shares, ADM will advise the applicable Series of the number of shares to be issued, or upon shareholder election, pay such dividends and distributions in cash, if provided for in the Series' prospectus. In all cases, such issuance of shares or payments of cash, as well as payments upon redemption, shall be made after ADM deducts and pays the required amount of funds to be withheld in accordance with any applicable tax law or other laws, rules or regulations. ADM shall mail to each Series' shareholders such tax forms and other information, or permissible substitute notice, relating to any dividends and distributions paid by the Series as are required to be filed and mailed by applicable law, rule or regulation.

         Dividends and securities profit distributions directed to be reinvested under Plans will be applied as provided in Section 11 below.

         ADM shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends paid by any Series to its shareholders as required by tax or other law, rule or regulation.

         Section 6. On or about each payment date for cash payments, the Fund will transfer, or cause the Custodian to transfer, to ADM in its capacity as dividend disbursing agent, the total amount of the dividend and/or distribution currently payable in cash, and ADM in such capacity will, on the designated payment date, mail distribution checks to the shareholders for the proper amounts payable to them.

                         THE ADMINISTRATION OF THE PLANS

         Section 7. The Fund hereby appoints ADM as administrator of the Plans and ADM accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement. As provided in Section 2, ADM will maintain records, which will be part of the stock registry records as well as its records of the administration of the Plans, in which it will note the transactions effected for the respective Planholders and the number of shares and fractions thereof from time to time owned by them for which no share certificates are outstanding.

         Section 8. The Fund will from time to time keep ADM fully informed of the respective prices which are applicable to Planholders who are entitled to purchase shares at reduced offering prices. ADM may conclusively rely on such information in placing orders for shares on behalf of such Planholders.


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         Section 9. It will be the practice of ADM to process payments by
Planholders received by it in acceptable form between and until the time of the closing of the New York Stock Exchange on each day on which said Exchange is open, and the same time on the prior business day in which said Exchange was open, and to obtain from the Series a quotation of the public offering price per Series share (on which it may conclusively rely) as of the close of business on said Exchange. ADM will proceed to calculate the amount available for investment in shares at the public offering price so quoted and, if applicable, the amounts to be allocated as between commissions of dealers, share of the Series' principal underwriter and net asset value to be deposited with the Custodian. While the public offering price so quoted is still in effect, ADM, as agent for the Planholders, will place an order with the Series' principal underwriter for the proper number of shares and fractions thereof, will advise the underwriter of the breakdown of the total purchase price as between commissions of dealers, share of the underwriter and net asset value, and will confirm said figures in writing.

         Section 10. ADM will thereupon set aside the commissions of dealers, and the share of the Series' principal underwriter, and will pay over the balance available (i.e., the net asset value) to the Custodian and will furnish said Custodian with the statements required by the Custodian Agreement. Said Custodian will deposit the net asset value in the Principal Account under the Custodian Agreement. ADM will credit the bank account of the underwriter for its share. The proper number of shares and fractions thereof will then be issued and credited to the Unissued Certificate Account and the shares and fractions thereof purchased for each Planholder will be credited to his or her separate account. ADM will thereupon mail to each Planholder a confirmation of the purchase, with copies to the Series and the proper dealers, if a Series so requests. Such confirmation will show the prior and new share balance, the shares held under the Plans and shares (if any) for which share certificates are outstanding, the amount invested, the price paid and other data.

         ADM will remit commissions to the proper dealers weekly or at other convenient intervals, as agreed upon between the Series and ADM.

         Section 11. As and when a Series declares dividends and/or securities profit distributions, it will promptly quote to ADM the net asset value per share at the close of business on the payment date for reinvestments. Thereafter, ADM promptly will advise the Series of the amounts which will be issued in full and fractional shares on such payment date. Upon determination of the amount of the dividends or distributions to be issued in shares under Plans, the shares and fractions thereof purchased for the Plans will be issued pursuant to a Statement of ADM and will be credited to the Unissued Certificate Account. ADM will credit the shares and


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fractions thereof so issued to the separate accounts maintained for the respective Planholders, and will promptly mail to each Planholder a confirmation of the purchase, with a copy to the Series, showing the prior and new share balance.

         Section 12. Whenever a shareholder shall deposit shares represented by share certificates in a Systematic Withdrawal Plan or other Plan permitting deposit of shares thereunder, ADM as transfer agent is authorized upon receipt of share certificates registered in the name of the shareholder, or if not so registered in due form for transfer, to cancel such share certificates, to debit the individual share accounts and to credit the shares to the Unissued Certificate Account. ADM as Plan administrator will credit the shares to be deposited to the proper Plan accounts. In the event that a Planholder shall desire to deposit under a Systematic Withdrawal Plan shares held in an investment plan or other like plan, ADM will accomplish such deposit by proper debiting and crediting of Plan accounts.

         Section 13. ADM will administer the Systematic Withdrawal Plans for the Planholders. ADM will note in such accounts the share balances from time to time, the additional shares issued from the payment of dividends and distributions in shares and the share redeemed to provide the withdrawal payments. Confirmations will be mailed to the Planholders reflecting each transaction, with copies to the Series.

         Section 14. Whenever ADM shall have received requests from Planholders to redeem shares and remit proceeds, or whenever ADM is required to redeem shares to make withdrawal payments under Systematic Withdrawal Plans or the like, ADM will advise the Series that it has shares for redemption, stating the number of shares and fractions thereof to be redeemed. The Series will then quote to ADM the applicable net asset value or redemption price, whereupon ADM will furnish the Series with an appropriate confirmation of the redemption and will process the redemption by filing with the Custodian an appropriate Statement of ADM as may be required by the Custodian Agreement. The Custodian shall be authorized to pay over to ADM as administrator, the total redemption price stated in the Statement of ADM for proper distribution and application. The stock registry books recording outstanding shares, the Unissued Certificate Account and the individual accounts of the shareholders shall be properly debited.

          Section 15. The practices and procedures of ADM and the Series above outlined in Sections 7 to 14, inclusive, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement, so long as the intent and purposes of the Plans, as stated from time to time in the prospectuses of the Series, are complied with. For special cases, the parties hereto may adopt such procedures as may be appropriate or practical under the circumstances and ADM may conclusively assume that any

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special procedure which has been approved by the Fund does not conflict with or violate any requirements of the Fund's Articles of Incorporation or By-Laws or the applicable Series' current prospectus, or any applicable rule, regulation or requirement of a regulatory body.

         Section 16. ADM in acting for Planholders or in any other capacity set forth in this Agreement, shall not be personally liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with the administration of the Plans, excepting only for taxes assessed against it in its corporate capacity out of its compensation hereunder. ADM shall be under no duty to take any action on behalf of a Series, except as specifically set forth herein or as may be specifically agreed to by ADM in writing. ADM shall be obligated to exercise due care and diligence in the performance of its duties hereunder, to act in good faith, and to use its best efforts in performing services provided for under this Agreement. ADM shall be liable for any damages arising out of or in connection with ADM's performance of or omission or failure to perform its duties under this Agreement to the extent such damages arise out of ADM's negligence, reckless disregard of its duties, bad faith or willful misfeasance.

         Without limiting the generality of the foregoing or of any other provision of this Agreement, ADM, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (a) the validity or invalidity or authority or lack thereof of any written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which ADM reasonably believes to be genuine; or (b) subject to the provisions of Section 27, delays or errors or loss of data occurring by reason of circumstances beyond ADM's control, including acts of civil or military authority, national emergencies, labor difficulties, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

                                  MISCELLANEOUS

         Section 17. In addition to the services as transfer agent, dividend disbursing agent and administrator as set forth above, ADM will perform other services for the Fund as agreed to from time to time, including but not limited to preparation of Federal 1099 and other required tax information forms, mailing of annual and semi-annual reports of the Series, preparation of one annual list of shareholders and mailing of notices of shareholders meeting, proxies and proxy statements.

         Section 18. The Fund, on behalf of the Series, agrees to pay ADM compensation for its services and to reimburse it for expenses as set forth in Schedule A attached hereto, or as shall be


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set forth in amendments to such schedule approved by the parties to this
Agreement.

         Section 19. ADM may from time to time in its sole discretion delegate some or all of its duties hereunder to any affiliate(s) or other entity, which shall perform such functions as the agent of ADM. To the extent of such delegation, the term "ADM" in this Agreement shall be deemed to refer to both ADM and such affiliate(s) or other entity or any of them, as the context may indicate; provided that the assignment and delegation of any of ADM's duties under this section shall not relieve ADM of any of its responsibilities or liabilities under this Agreement.

         Section 20. Nothing contained in this Agreement is intended to or shall require ADM in any capacity hereunder to perform any functions or duties on any holiday or other day of special observances on which the Fund and ADM are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Series and ADM are open.

         Section 21. All terms herein which are defined in the Custodian Agreement shall have the same meanings as set forth therein. In addition, the following terms as used in this Agreement shall have the meaning set forth below unless the context otherwise requires:

         Plan: The term "Plan" shall include such Dividend Reinvestment Accounts, Share Accumulation Accounts, Systematic Withdrawal Plans and other types of plans or accounts in a form acceptable to ADM, which the Fund, on behalf of the Series, may from time to time adopt and make available to shareholders of the Series, including plans or accounts adopted for pension and profit-sharing plans established by self-employed individuals, partnerships, individuals, corporations and not-for-profit organizations.

         Planholder:       The term "Planholder" shall mean a shareholder
who at the time of reference is participating in a Plan.

         Section 22. This Agreement may be terminated by any party to this Agreement by giving at least sixty (60) days' advance written notice stating when thereafter such termination shall be effective. In case of such notice of termination, the Board of Directors of the Fund shall, by resolution duly adopted, promptly appoint a successor to ADM to serve upon the terms set forth in this Agreement as then amended and supplemented. Unless and until a successor to ADM has been appointed as above, provided ADM shall continue to perform according to the terms of this Agreement, ADM shall be entitled to receive all the payments and reimbursement to which it is entitled under this Agreement.

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         Section 23. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be original, but such counterparts shall together constitute but one and the same instrument.

         Section 24. This Agreement shall extend to, and shall be binding upon, the parties hereto and their respective successors and assigns; provided however that this Agreement shall not be assignable by the Fund without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

         Section 25. This Agreement shall be construed in accordance with the laws of the State of New York.

         Section 26. Notwithstanding any provision of law to the contrary, ADM hereby waives any right to enforce this Agreement against the individual and separate assets of any shareholder of the Series. With respect to any obligations of the Fund on behalf of the Series arising out of this Agreement, ADM shall look for payment or satisfaction of any obligation solely to the assets and property of the Series to which such obligation relates as though the Series had separately contracted with ADM by separate written instrument with respect to each Series.

         Section 27. No Director, officer, employee, or agent of the Fund shall be subject to any personal liability whatsoever under this Agreement, except for that arising from his or her bad faith, willful misconduct, gross negligence, or reckless disregard of his or her duties or for his or her failure to act in good faith and in the reasonable belief that his or her action was in the best interest of the Fund, and ADM shall look solely to the Fund property for satisfaction of claims of any nature arising in connection with the affairs of the Fund.

         Section 28. ADM shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of the Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Series, ADM or any other insured party which could otherwise be a covered claim in the absence of any provision of this Agreement.


         Section 29. ADM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for periodic backup of computer files and data with respect to the Series and emergency use of electronic data processing equipment. In the event of equipment failures, ADM shall, at no additional expense to the Fund, take all reasonable steps to minimize service interruptions. ADM shall have no liability with respect to the loss of data or service interruptions


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caused by equipment  failures,  provided such loss or interruption is not caused by the negligence of ADM and provided further that ADM has complied with the provisions of this Section 29.

         Section 30. ADM represents that it is currently registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to lawfully conduct its activities without such registration and that it will remain so registered for the duration of this Agreement. ADM agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should ADM fail to be registered with the SEC as a transfer agent at any time during this Agreement, and such failure to register does not permit ADM to lawfully conduct its activities, the Series may, on written notice to ADM, terminate this Agreement upon five days written notice to ADM.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their seals hereunto duly affixed and attested as of the day and the year first above written.

ATTEST:                               FIRST INVESTORS SERIES FUND II, INC



/s/ C. Durso                          By: /s/ David D. Grayson
C. Durso, Vice President                    David D. Grayson, President
          and Secretary


ATTEST:                               ADMINISTRATIVE DATA MANAGEMENT
                                      CORP.


/s/ C. Durso                           By:  /s/ David D. Grayson
C. Durso, Vice President                    David D. Grayson, President




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                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A

           Compensation and charges of Administrative Data Management Corp. for services as Transfer Agent, Dividend Disbursing Agent and Plan
Administration, and for other services under the Administration Agreement.

      Opening New Account                     $5.00 for each account

      Processing Payments                     $0.75 for each payment*

      Processing Share Certificates           $3.00 per certificate issued

      General Account Maintenance             $0.65 per account per month

      Legal Transfers of Shares               $10.00 per transfer

      Dividend Processing                     $0.45 per account per dividend
                                              declared

      Partial Withdrawals and
      Complete Liquidations                   $5.00 per transaction

      Reports Required by
      Governmental Authorities                $1.00 for each account

      Exchange Fee                            $5.00 for each exchange of shares
                                              into a Fund

      Systematic Withdrawal Plans             $1.00 for each SWP check*

OUT-OF-POCKET EXPENSES: In addition to the above charges, the Fund, First Investors Management Company, Inc. or First Investors Corporation shall reimburse Administrative Data Management Corp. for all out-of-pocket costs including but not limited to postage, insurance, forms relating to shareholders of the Fund, envelopes and other similar items, and will also reimburse Administrative Data Management Corp. for counsel fees, including fees for the preparation of the Administration Agreement and review of prospectus and application forms.

THE ABOVE FEES AND OUT-OF-POCKET EXPENSES APPLY TO THE FOLLOWING FUNDS:

FIRST INVESTORS FUND FOR INCOME, INC., FIRST INVESTORS GLOBAL FUND, INC., FIRST INVESTORS GOVERNMENT FUND, INC., FIRST INVESTORS HIGH YIELD FUND, INC., FIRST INVESTORS INSURED TAX EXEMPT FUND, INC., FIRST INVESTORS MULTI- STATE INSURED TAX FREE FUND, FIRST INVESTORS NEW YORK INSURED TAX FREE FUND, INC., FIRST INVESTORS SERIES FUND, FIRST INVESTORS SERIES FUND II, INC., FIRST INVESTORS U.S. GOVERNMENT PLUS FUND - 1st, 2nd & 3rd SERIES, EXECUTIVE INVESTORS TRUST

* Administrative Data Management Corp. (ADM) bills the Fund. ADM is then paid by the Fund, after which FIMCO reimburses the Fund.



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